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                                                               EXHIBIT (a)(1)(H)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell any Shares. The Offer is made solely by the Offer to Purchase dated May 24, 2000 and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                 ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
                                       OF

                              HARTFORD LIFE, INC.
                                       AT
                              $50.50 NET PER SHARE
                                       BY

                        HARTFORD FIRE INSURANCE COMPANY
                   A WHOLLY OWNED SUBSIDIARY OF THE HARTFORD
                         FINANCIAL SERVICES GROUP, INC.

     Hartford Fire Insurance Company ("Purchaser"), a Connecticut corporation and wholly owned subsidiary of The Hartford Financial Services Group, Inc., a Delaware corporation ("Parent"), is offering to purchase all of the outstanding shares of Class A Common Stock, par value $.01 per share (the "Shares"), of Hartford Life, Inc. (the "Company"), at a price of $50.50 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 24, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). The Offer is a third party tender offer by Purchaser to purchase at the Offer Price all Shares tendered pursuant to the Offer. Following the consummation of the Offer, Purchaser and Parent intend to effect the Merger (as defined below) as described below.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON WEDNESDAY, JUNE 21, 2000, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT TO OTHER TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of May 18, 2000 (the "Merger Agreement"), by and among the Company, Purchaser, HLI Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Purchaser ("Merger Sub"), and Parent. Pursuant to the Merger Agreement, as soon as practicable after the completion of the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement, Purchaser intends to transfer all of the Shares purchased by it in the Offer and all of the shares of Class B Common Stock, par value $.01 per share, of the Company, held by Purchaser to Merger Sub . Merger Sub will then be merged with and into the Company (the "Merger") in accordance with the applicable provisions of the Delaware General Corporation Law. Following the Merger, the Company shall be the surviving corporation and the separate existence of Merger Sub shall cease. At the effective time of the Merger each issued and outstanding Share (other than (i) Shares owned (or held in the
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Company's treasury) by the Company or any wholly owned subsidiary of the
Company, (ii) Shares owned by Parent, Purchaser or Merger Sub, (iii) Appraisal Shares (as defined in the Merger Agreement) and (iv) Company Restricted Shares (as defined in the Merger Agreement)) will be converted into the right to receive the Offer Price, without interest thereon (the "Merger Consideration"). The Board of Directors of the Company, based upon the unanimous recommendation of a Special Committee of independent directors of the Company, (a) unanimously determined that the terms of each of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company's stockholders (other than Parent, Purchaser and Merger
Sub), (b) unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, and (c) unanimously recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and, if applicable, adopt the Merger Agreement.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn if, as and when Purchaser gives oral or written notice to The Bank of New York (the "Depositary") of its acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price thereof with the Depositary, which will act as agent for tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser, regardless of any delay in making such payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company ("DTC") pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

     The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Wednesday, June 21, 2000, unless and until Purchaser (in accordance with the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. Any such extension will be followed by public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares except for an extension pursuant to Rule 14d-11 under the Exchange Act. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release to the Dow Jones News Service or otherwise as may be required by applicable law.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after July 22, 2000 or at such later time as may apply if the Offer is extended, except for an extension pursuant to Rule 14d-11 under the Exchange Act. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing such Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on

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such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the section "THE TENDER OFFER--Section 3. Procedures for Tendering Shares" of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC's procedures. However, withdrawn Shares may be re-tendered by again following one of the procedures described in the section "THE TENDER OFFER--Section 3. Procedures for Tendering Shares" of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties.

     The information required to be disclosed by Rule 13e-3(e)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed to record holders of Shares whose names appear on the Company's stockholder lists and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance or copies of the Offer to Purchase, the Letter of Transmittal and other tender offer documents may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth below. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

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                    The Information Agent for the Offer is:

                [GEORGESON SHAREHOLDER COMMUNICATIONS INC. LOGO]
                          17 State Street, 10th Floor
                            New York, New York 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                            New York, New York 10004
                         (212) 902-1000 (Call Collect)
                        (800) 323-5678 (Call Toll Free)

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